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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:  MASTER FOCUS TWENTY TRUST

Address of Principal Business Office (No. & Street, City, State, and
Zip Code):

                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

Telephone Number (including area code):     (609) 282-2000

Name and Address of Agent for Service of Process:

                  Terry K. Glenn
                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

                  Mailing Address:
                  P.O. Box 9011
                  Princeton, New Jersey  08543-9011

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
         Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES  [X]                        NO [ ]


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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 21st day of December, 1999.

         Signature:

                                    MASTER FOCUS TWENTY TRUST

                                    By: /s/ TERRY K. GLENN
                                       --------------------------------------
                                       Terry K. Glenn (President and Trustee)

         Attest:

         By: /s/ SUSAN B. BAKER
            -----------------------------------
               Susan B. Baker (Secretary)




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